EXHIBIT 99.2

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News Release

CONTACT:	Suzanne Shirley Investor Relations 714/226-3470

FOR IMMEDIATE RELEASE

PacifiCare Health Systems Confirms Recently Issued Improved Outlook for 2003 Operating Performance and Provides Additional Information on EPS Guidance

CYPRESS, Calif., November 12, 2003 — PacifiCare Health Systems, Inc. (NYSE: PHS), confirmed today that there has been no change to the company’s recently increased earnings guidance for the full year 2003 disclosed in the company’s quarterly earnings announcement and conference call on November 5, 2003, other than the one-time expenses associated with its recently announced pending senior note redemption.

The expenses associated with the redemption of $175 million in principal of its 10-3/4% senior notes will amount to approximately $17.3 million, net of tax, which will be expensed in the fourth quarter of 2003. In addition, the 3.8 million shares being issued in the equity offering announced November 10, 2003, are expected to increase the estimated weighted average number of shares outstanding in the fourth quarter of 2003 by approximately 1.9 million shares. For the full year 2003, the issuance of the 3.8 million shares is expected to increase the estimated weighted average number of shares outstanding by approximately 0.5 million shares.

A supplemental table detailing the effect of these transactions is attached to this release.

The statements in this news release that are not historical facts are forward-looking statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to earnings guidance, financial and operating performance and future estimates of weighted average number of shares outstanding. Important factors that could cause results to differ materially from those expected by management include the factors, risks, and uncertainties discussed in documents the company has filed with the Securities and Exchange Commission, including the Form 10-Q for the quarter ended September 30, 2003.

PacifiCare Health Systems serves approximately 3 million health plan members and approximately 9 million specialty plan members nationwide, and has annual revenues of about $11 billion. PacifiCare offers individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions.

PacifiCare Health Systems, Inc.
Full Year and Fourth Quarter EPS Guidance for 2003 as of November 11, 2003

	Full Year 2003		Q4 2003

(in millions, except per share amounts)	High	Low	High	Low

Net Income prior to senior note redemption	$256.9	$255.0	$45.7	$43.7
Senior note redemption expenses, net of tax	(17.9)	(17.9)	(17.9)	(17.9)
Interest expense avoided on senior notes, net of tax	0.6	0.6	0.6	0.6

Net Income after impact of senior note redemption	239.6	237.7	28.4	26.4
Interest expense on convertible debt, net of tax	0.6	0.6	0.6	0.6

Adjusted Net Income for Diluted EPS Calculation	$240.2	$238.3	$29.0	$27.0

Estimated WANS — Prior to 3.8 million share underwritten offering	39.2	39.2	43.3	43.3
Impact of issuance of shares	0.5	0.5	1.9	1.9

Estimated WANS — As adjusted for underwritten offering	39.7	39.7	45.2	45.2

Diluted EPS — Based on WANS — As adjusted for underwritten offering and senior note redemption	$6.05	$6.00	$0.64	$0.59
Diluted EPS — Prior to underwritten offering and senior note redemption	6.57	6.52	1.07	1.02

Diluted EPS Impact — As adjusted for underwritten offering and senior note redemption	$(0.52)	$(0.52)	$(0.43)	$(0.43)

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